NEWS RELEASE

Contact:
Justin Gioia – (314) 342-0865
jgioia@lacledegas.com

DRAFT – 4/28/10 @ 5:20 p.m.

The Laclede Group Announces Results for its Fiscal 2010 Second Quarter
Company Also Declares Quarterly Dividend

ST. LOUIS (April 30, 2010) – The Laclede Group, Inc. (NYSE: LG) today announced quarterly net income for its fiscal second quarter ended March 31, 2010 totaling $28.0 million, or $1.26 diluted earnings per share, compared to $30.8 million, or $1.39 per share, for the same quarter last year.  On a non-GAAP basis, The Laclede Group reported second-quarter net economic earnings of $27.3 million, or $1.23 per share, compared to $30.8 million, or $1.39 per share, for the same quarter last year.  Please refer to “Non-GAAP Net Economic Earnings” included below.

Additionally, the Company declared a quarterly dividend of 39 ½ cents per share on its common stock, payable July 1, 2010 to shareholders of record on June 11, 2010.

“The natural-gas market trends we saw in our first quarter carried through into the second quarter,” said Douglas H. Yaeger, chairman, president and chief executive officer of The Laclede Group.  “Our core subsidiary, Laclede Gas, showed solid performance while our Laclede Energy Resources subsidiary grew its second-quarter sales volumes despite an environment characterized by lower margins when compared to last year, driven by new gas supply and additional pipeline infrastructure.”

For the first half of fiscal 2010, The Laclede Group reported net income totaling $50.9 million, or $2.29 per share, compared to $62.1 million, or $2.80 per share, for the same period last year.  The Laclede Group reported net economic earnings (non-GAAP) of $53.1 million, or $2.39 per share for the first half of fiscal 2010, compared to $59.9 million, or $2.70 per share, for the same period last year.

Performance in both the second-quarter and first-half reporting periods was primarily impacted by margin-driven lower earnings from LER, The Laclede Group’s non-regulated natural gas commodity service provider.  These results were partially offset by higher earnings reported by The Laclede Group’s regulated natural gas distribution utility, Laclede Gas Company, which included a gain on a non-regulated sale of propane in the wholesale market during fiscal 2010’s first quarter.

RESULTS OF OPERATIONS

Laclede Gas Company
Laclede Gas Company, Missouri’s largest natural gas distribution utility, reported net income of $23.4 million for the second quarter of fiscal 2010, compared to $22.2 million for the same quarter last year. For the first half of fiscal 2010, Laclede Gas reported net income of $44.5 million, compared to $38.4 million for the same period last year.

The $6.1 million increase in net income for the first half of fiscal 2010 was primarily attributable to income totaling $3.7 million, or $0.16 diluted earnings per share, realized from a non-regulated sale of propane in the wholesale market during the first quarter.  Other factors contributing to the increased earnings for both reporting periods were lower operating expenses, higher Infrastructure System Replacement Surcharge revenues, and increased net investment income, partially offset by reduced income from off-system sales.

Laclede Gas contributed $1.05 to consolidated diluted earnings per share for the second quarter, compared to $1.00 in the year-ago quarter. For the first half of fiscal 2010, Laclede Gas contributed $2.00 per share, compared to $1.73 in last year’s first half.

Laclede Energy Resources
LER reported net income of $4.5 million for the second quarter of fiscal 2010, compared to $8.5 million for the same quarter last year.  After adjustments for the net after-tax effect of unrealized gains and losses, LER’s net economic earnings for the second quarter of fiscal 2010 were $3.8 million compared to $8.5 million for the same quarter last year.

For the first half of fiscal 2010, LER reported net income of $6.3 million, compared to $23.2 million for last year’s first half.  After adjustments for the net after-tax effect of unrealized gains and losses, LER’s net economic earnings for the first half of fiscal 2010 were $8.4 million compared to $21.0 million for the same period last year.

In both periods, these decreases were mainly attributable to the effect of lower margins on sales of natural gas driven primarily by narrower regional price differentials that have recently prevailed in the marketplace, as compared to favorable market conditions that existed and LER was able to capture a year ago.  While LER’s sales volumes for the first half decreased 1 percent compared to last year’s first half, LER’s second-quarter sales volumes increased 6 percent compared to the year-ago quarter as a result of new-customer growth and higher wholesale volumes.

LER contributed $0.20 to consolidated diluted earnings per share for the second quarter, compared to $0.38 for the same period last year.  For the first half of fiscal 2010, LER contributed $0.28 per share, compared to $1.05 in the year-ago quarter.

On a net economic earnings basis, LER contributed $0.17 per share for the second quarter, compared to $0.38 in the year-ago quarter.  For the first half of fiscal 2010, LER contributed $0.38 per share, compared to $0.95 for the same period last year.

Net Economic Earnings
This press release includes the non-GAAP financial measures of “net economic earnings” and “net economic earnings per share.”  As LER continues to expand its business, the number of transactions accounted for through fair value measurements has increased.  As a result, management also uses these non-GAAP measures internally when evaluating the Company’s performance.  Net economic earnings exclude from net income the after-tax impacts of net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement.  Management believes that excluding these timing differences provides a useful representation of the economic impact of only the actual settled transactions and their effects on results of operations.  These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as net income.

The accompanying schedule provides a reconciliation of these non-GAAP measures to the most directly comparable GAAP measure:

(Millions, except per share amounts)	Net Economic Earnings (Non-GAAP)	Add: Unrealized Gain (Loss) (1)	Net Income (GAAP)

Quarter Ended March 31, 2010
Non-Regulated Gas Marketing	$3.8	$0.7	$4.5
Consolidated	$27.3	$0.7	$28.0
Consolidated Per Share Amounts (2)	$1.23	$0.03	$1.26
Quarter Ended March 31, 2009
Non-Regulated Gas Marketing	$8.5	$0.0	$8.5
Consolidated	$30.8	$0.0	$30.8
Consolidated Per Share Amounts (2)	$1.39	$0.00	$1.39

Six Months Ended March 31, 2010
Non-Regulated Gas Marketing	$8.4	$(2.1)	$6.3
Consolidated	$53.1	$(2.2)	$50.9
Consolidated Per Share Amounts (2)	$2.39	$(0.10)	$2.29
Six Months Ended March 31, 2009
Non-Regulated Gas Marketing	$21.0	$2.2	$23.2
Consolidated	$59.9	$2.2	$62.1
Consolidated Per Share Amounts (2)	$2.70	$0.10	$2.80

(1) Amounts presented net of income taxes. Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of unrealized gain (loss) on energy-related derivative contracts. For the quarters ended March 31, 2010 and 2009, the amounts of income tax expense (benefit) included in the consolidated reconciling items above are $0.4 million and $0.0 million, respectively. For the six months ended March 31, 2010 and 2009, the amounts of income tax expense (benefit) included in the consolidated reconciling items above are $(1.4) million and $1.4 million, respectively.

(2) Consolidated net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted earnings per share calculation.

ABOUT THE LACLEDE GROUP
The Laclede Group’s earnings are seasonal in nature and generally correspond with the heating season for Laclede Gas Company, its largest subsidiary.

For additional details on The Laclede Group’s results for the second quarter and first half of fiscal 2010, please see the accompanying unaudited Statements of Consolidated Income.

Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth. Its subsidiary Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves approximately 630,000 residential, commercial and industrial customers in the city of St. Louis and parts of 10 counties in Eastern Missouri. Laclede Group's primary non-regulated business, Laclede Energy Resources, Inc., is included within the Non-Regulated Gas Marketing segment. For more information about Laclede Group and its subsidiaries, visit www.thelacledegroup.com.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-Q for the three months ended December 31, 2009, filed with the Securities and Exchange Commission.

UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)
	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009

OPERATING REVENUES
Regulated Gas Distribution	$373,520	$440,468	$656,449	$798,569
Non-Regulated Gas Marketing	261,473	217,589	458,998	532,629
Other	332	1,011	11,044	2,126
Total Operating Revenues	635,325	659,068	1,126,491	1,333,324
OPERATING EXPENSES
Regulated Gas Distribution
Natural and propane gas	250,238	313,506	432,238	568,403
Other operation expenses	37,779	40,251	75,242	76,552
Maintenance	7,219	7,261	13,393	13,795
Depreciation and amortization	9,385	9,180	18,748	18,299
Taxes, other than income taxes	26,050	28,216	42,274	46,574
Total Regulated Gas Distribution Operating Expenses	330,671	398,414	581,895	723,623
Non-Regulated Gas Marketing	254,161	204,487	448,891	496,088
Other	223	927	4,771	1,685
Total Operating Expenses	585,055	603,828	1,035,557	1,221,396
Operating Income	50,270	55,240	90,934	111,928
Other Income and (Income Deductions) - Net	318	247	1,905	986
Interest Charges:
Interest on long-term debt	6,145	6,145	12,291	12,291
Other interest charges	526	1,168	1,089	3,814
Total Interest Charges	6,671	7,313	13,380	16,105
Income Before Income Taxes and Dividends on Laclede Gas
Redeemable Preferred Stock	43,917	48,174	79,459	96,809
Income Tax Expense	15,897	17,356	28,553	34,677
Dividends on Laclede Gas Redeemable Preferred Stock	—	7	—	15
Net Income	$28,020	$30,811	$50,906	$62,117

Average Number of Common Shares Outstanding:
Basic	21,980	21,891	21,968	21,874
Diluted	22,027	21,969	22,014	21,963

Basic Earnings Per Share of Common Stock	$1.26	$1.39	$2.29	$2.81
Diluted Earnings Per Share of Common Stock:	$1.26	$1.39	$2.29	$2.80

Earnings per share (EPS) and diluted shares outstanding amounts for the quarter and six months ended March 31, 2009 have been restated to reflect the retrospective application of a new accounting standard that the Company adopted on October 1, 2009. The effect of adoption reduced basic EPS by $0.02 and $0.03 for the quarter and six months ended March 31, 2009, respectively, compared to originally reported amounts. Diluted EPS was reduced by $0.01 and $0.02 for the quarter and six months ended March 31, 2009, respectively, compared to originally reported amounts. On an annual basis, reductions to previously reported EPS will not be more than $0.03 per share. Reported net income was not affected by the adoption of this new accounting standard.